SEVENTH AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This Seventh Amendment to Loan and Security Agreement (the “Amendment”) is made and entered into as of April 23, 2015, by and between SQUARE 1 BANK (“Bank”) and GRIDSENSE INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of November 2, 2012 (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)	Section 8.9 of the Agreement provides that an Event of Default shall occur under the Agreement if any guarantor fails to perform any obligation under any guaranty. Bank has determined that Acorn Energy, Inc. has not maintained the covenants set forth in Section 9.3 of the Acorn Guaranty, which requires that Acorn Energy, Inc. maintain either (i) Acorn Energy’s cash (excluding Acorn Energy’s cash on the balance sheet of USSI, OmniMetrix, DSIT and Borrower) of at least $5,000,000, measured on a quarterly basis as set forth in the Acorn Energy’s reports on Form 10-Q filed with the Securities and Exchange Commission, or (ii) a Current Ratio of at least 1.50 to 1.00, measured on a quarterly basis as set forth in Acorn Energy’s reports on Form 10-Q filed with the Securities and Exchange Commission. Acorn Energy, Inc. failed to maintain each of the covenants set forth in Section 9.3 of the Acorn Guaranty, for the quarterly reporting period ending December 31, 2014. The failure to maintain such covenants constitutes the failure to perform its obligations under the Acorn Guaranty, and therefore resulted in an Event of Default under Section 8.9 of the Agreement (the “Existing Loan Agreement Event of Default”) and under Section 8(b) of that certain Financing Agreement (the “Financing Agreement”) between Borrower and Bank dated as of July 16, 2014 (the “Existing Finance Agreement Default”). Bank hereby waives the Existing Loan Agreement Event of Default and the Existing Finance Agreement Default. Bank sent a letter to Borrower dated April 2, 2015 related to the Existing Loan Agreement Event of Default and the Existing Finance Agreement Default (the “April Default Letter”). Bank hereby agrees that, notwithstanding anything provided in the April Default Letter, (a) the rate of interest applicable from and after and during the continuance of an Event of Default shall no longer be effective, (b) the Obligations shall not be considered immediately due and payable (but shall be due and payable in accordance with the terms and conditions of the Agreement (as amended by this Amendment) and the Finance Agreement, as applicable, and (c) Borrower shall not be required to immediately remit collections from accounts receivable to repay Borrower’s obligations under the Loan Agreement or the Financing Agreement (provided that collections from accounts receivable shall be handled in accordance with the terms of the Finance Agreement and the Agreement, as amended by this Amendment, as applicable).

2)	Section 2.1(b) of the Agreement is hereby amended and restated, as follows:

Gridsense Inc. 7 th Amendment to LSA

(b) Advances Under Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances in an aggregate outstanding principal amount not to exceed the Revolving Line, less any amounts outstanding under the Ancillary Services Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) (excluding, following the Term-Out Date, the Term-Out Principal Amount) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) (excluding the Term-Out Principal Amount which shall be due and payable in accordance with Section 2.1(b)(v) below) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

(ii) Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission, telephone or email no later than 3:30 p.m. Eastern time (2:30 p.m. Eastern time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from an Authorized Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic or email notice given by a person whom Bank reasonably believes to be an Authorized Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages, loss, costs and expenses suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

(iii) Ancillary Services Sublimit. Subject to the availability under the Revolving Line, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Borrower may request the provision of Ancillary Services from Bank. The aggregate limit of the Ancillary Services shall not exceed the Ancillary Services Sublimit, provided that availability under the Revolving Line shall be reduced by the aggregate limits of (i) corporate credit card services provided to Borrower, (ii) the total amount of any Automated Clearing House processing reserves, (iii) the applicable Foreign Exchange Reserve Percentage, and (iv) any other reserves taken by Bank in connection with other treasury management services requested by Borrower and approved by Bank. In addition, Bank may, in its sole discretion, charge as Advances any amounts for which Bank becomes liable to third parties in connection with the provision of the Ancillary Services. The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the applicable Ancillary Services, which Borrower hereby agrees to execute.

(iv) Collateralization of Obligations Extending Beyond Maturity. If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Ancillary Services by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Ancillary Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue.

Gridsense Inc. 7 th Amendment to LSA

(v) Term-Out Payments. Notwithstanding anything above to the contrary, outstanding Advances in a principal amount of $250,000 (the “Term-Out Principal Amount”) shall be payable in equal monthly installments of principal, plus all accrued interest, beginning on September 1, 2015 (the “Term-Out Date”) and continuing on the first day of each month thereafter until May 1, 2016.

3)	Section 2.2 of the Agreement is hereby amended and restated, as follows:

2.2 Overadvances. If the aggregate amount of the outstanding Advances (excluding, after the Term-Out Date, the Term-Out Principal Amount) exceeds the Revolving Line at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

4)	A new Section 6.11 is hereby added to the Agreement, as follows:

6.11 Additional Cash Security for Obligations under the Acorn Guaranty. On or before July 31, 2015, Acorn Energy, Inc. shall have deposited an additional $250,000 into a segregated account at Bank and shall have executed an amendment to the Pledge and Security Agreement, in form and substance satisfactory to Bank, in order to grant Bank a valid security interest in all such additional cash collateral maintained in such account.

5)	Section 8.2(a) of the Agreement is hereby amended and restated, as follows:

“(a) If Borrower fails to perform any obligation under Sections 6.2 (financial reporting), 6.4 (taxes), 6.5 (insurance), 6.6 (primary accounts), 6.7 (financial covenants), 6.11 (additional cash security for obligations under the Acorn Guaranty), or violates any of the covenants contained in Article 7 of this Agreement; or”

6)	The following defined terms set forth in Exhibit A to the Agreement are hereby amended and restated, as follows:

“Revolving Line” means a Credit Extension of up to $1,000,000 (inclusive of any amounts outstanding under the Ancillary Services Sublimit), provided however that on the Term-Out Date (as defined in Section 2.1(b)(v)) the “Revolving Line” shall instead mean a Credit Extension of up to $750,000 (inclusive of any amounts outstanding under the Ancillary Services Sublimit).

“Revolving Line Maturity Date” means March 1, 2016.

Gridsense Inc. 7 th Amendment to LSA

7)	The following defined terms are hereby added to Exhibit A to the Agreement, as follows:

“Acorn Guaranty” means that certain Unconditional Guaranty provided by Acorn Energy, Inc. in favor of Bank and dated on or about December 30, 2013, as amended from time to time, including without limitation by that certain Amendment to and Affirmation of Unconditional Guaranty dated on or about July 16, 2014 and that certain Amendment to and Affirmation of Unconditional Guaranty dated on or about April 23, 2015.

“Pledge and Security Agreement” means that certain pledge and security agreement dated on or about April 23, 2015, entered into between Bank and Acorn Energy, Inc.

8)	Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

9)	Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

10)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

11)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)	this Amendment, duly executed by Borrower;

b)	an Affirmation of Subordination Agreement, duly executed by Acorn Energy, Inc., and acknowledged by Borrower;

c)	an Amendment to and Affirmation of Unconditional Guaranty, duly executed by Acorn Energy, Inc.;

d)	the Pledge and Security Agreement, duly executed by Acorn Energy, Inc., and the opening and funding of a segregated deposit account with at least $500,000;

e)	payment to Bank of the principal amount of outstanding Advances in an amount equal to or greater than $500,000;

f)	payment for all Bank Expenses incurred through the date of this Amendment, including Bank’s expenses for the documentation of this Amendment, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s accounts; and

g)	such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[Signature Page Follows]

Gridsense Inc. 7 th Amendment to LSA

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

GRIDSENSE INC.	SQUARE 1 BANK

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Seventh Amendment to Loan and Security Agreement]

Gridsense Inc. 7 th Amendment to LSA